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                                                                    Exhibit 21.1

   American Software, Inc. Subsidiaries:

     American Software Asia Pacific PTY Ltd.

     American Software Australia PTY

     American Software Foreign Sales Corporation

     American Software France S.A.

     American Software Japan K.K.

     American Software Research and Development Corporation

     American Software U.K., Ltd.

     American Software USA, Inc.

     AmQUEST, Inc.

     ASI Properties, Inc.

     Intellimedia Commerce, Inc.

     Logility, Inc.

     New Generation Computing, Inc.

     The Proven Method, Inc.